University General Health System Provides Market Guidance Regarding 2012 Operations

Occupancy, Revenues and Net Income Expected to Continue Improvement Relative to Prior-Year Levels

HOUSTON, TX -- (Marketwire - April 01, 2013) - University General Health System, Inc. (OTCQB: UGHS), a diversified, integrated multi-specialty health care delivery system, today announced that it has filed a Form 12b-25 with the Securities and Exchange Commission that allows the Company an extension of up to an additional 15 calendar days to file its Annual Report on Form 10-K for the year ended December 31, 2012. While the Company will also delay the release of its fourth quarter and full year 2012 operating results pending the filing of its Form 10-K with the SEC, it today provided certain preliminary information regarding 2012 operations to the investment community.

The Company expects occupancy from its flagship hospital in Houston to exceed 2011 levels by over 11%, representing an overall occupancy for the year of approximately 58%. The Company also expects to report 2012 revenues in excess of $118 million, for an increase of approximately 64% when compared with 2011 revenues of approximately $72 million. While actual net income will not be reported until final audited results are available, management also anticipates that 2012 net income will significantly exceed 2011 levels. The Company expects to report its 2012 per-share results based upon almost 312 million weighted average shares outstanding, compared with approximately 254 million weighted average shares outstanding for the year ended December 31, 2011.

The Company has filed the extension due to delays in completing the accounting treatment of certain non-operating items related to its acquisition of the Dallas hospital, derivative liabilities associated with the Company's Series C preferred stock, and federal income tax calculations.

"The continued growth of our regional delivery system has greatly contributed to our positive financial performance, and we are pleased with the integration of acquired operations and new physicians into our system during the past year," stated Hassan Chahadeh, M.D., the Company's Chairman and Chief Executive Officer. "Since the acquisition of our Dallas hospital, we now have an opportunity to duplicate the successful model we have developed in Houston, and we look forward to continued growth in 2013."

About University General Health System, Inc.

University General Health System, Inc. ("University General") is a diversified, integrated multi-specialty health care provider that delivers concierge physician and patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient, and adaptive in today's health care delivery environment. The Company currently operates two hospitals located in Houston, Texas and Dallas, Texas. Ancillary hospital outpatient departments (HOPDs) include two ambulatory surgical centers, a number of diagnostic imaging and physical therapy clinics, two sleep clinics, and a hyperbaric wound care center in the Houston area. Also, University General owns three senior living facilities, manages six senior living facilities, and owns a Support Services company that provides revenue cycle and luxury facilities management services.

The Company is headquartered in Houston, Texas, and its common stock trades on the OTCQB under the symbol "UGHS".

Forward Looking Statements

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements related to the future financial performance of the Company. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful execution of growth strategies, product development and acceptance, the impact of competitive services and pricing, general economic conditions, and other risks and uncertainties described in the Company's periodic filings with the Securities and Exchange Commission.

For additional information, please contact:

R. Jerry Falkner, CFA
RJ Falkner & Company, Inc.
(800) 377-9893
info@rjfalkner.com

Jody Cain
Lippert / Heilshorn Investor Relations
310-691-7100
JCain@lhai.com